Exhibit 10.3

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is made and entered into as of April 11, 2013, by and among Mike Glover (the “Executive”), Blucora, Inc. (the “Company”), and InfoSpace LLC (formerly InfoSpace Sales LLC) (“InfoSpace”).

RECITALS

WHEREAS, the Company, InfoSpace and the Executive entered into an Amended and Restated Employment Agreement effective as of March 15, 2013 (the “Agreement”);

WHEREAS, the Company desires to continue to employ the Executive and to promote him to the role of President of InfoSpace, a wholly owned subsidiary of the Company which operates the InfoSpace search business (the “Operating Unit”); and

WHEREAS, in connection with such promotion, the parties hereto desire to amend the Agreement, effective as of the date written above;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Change of Title and Role

The first sentence of Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Company, either directly or through InfoSpace, shall employ the Executive in the position of President of the Operating Unit.”

2.	Base Salary and Target Bonus Adjustments

(a) The base salary amount specified in Section 5(a) of the Agreement is hereby amended such that Executive shall be paid a Base Salary at an annual rate of not less than $285,000, which salary increase shall be retroactive to January 1, 2013.

(b) The annual Target Bonus that Executive shall have an opportunity to earn as contemplated by Section 5(b) of the Agreement is hereby amended to be 60%, which bonus target shall be effective for the entire year ending December 31, 2013.

3.	Award of Stock Option

Upon the approval thereof by the Compensation Committee of the Board, in connection with his promotion the Executive shall be granted a non-qualified stock option (the “Option”) to purchase 15,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Select Market on the date of grant (or, if there is no such reported price on the date of such grant, the closing price on the trading day on the Nasdaq Global Select Market immediately first preceding the date of grant). Subject to the accelerated vesting provisions set forth in the Agreement, the Option shall vest as to one-third of the shares subject thereto on the one-year anniversary of the grant date and shall vest ratably in six-month increments thereafter over the two-year period commencing on the one-year anniversary of the grant date, subject to

Executive’s continued full-time employment by the Company or its subsidiaries on the relevant vesting dates. The Option shall be subject to the terms and conditions of the 1996 Plan and the Nonqualified Stock Option Letter Agreement in the form most recently approved by the Compensation Committee for grants to executive officers (the “Stock Option Agreement”); provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the Stock Option Agreement and the Agreement, the terms and conditions of the Agreement shall prevail.

4.	Miscellaneous Provisions

(a) Defined Terms. All capitalized terms used but not defined in this First Amendment shall have the meanings assigned to such terms in the Agreement.

(b) Effect of Amendment. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

(c) Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this First Amendment as of the day and year first above written.

BLUCORA, INC.

By:	/s/ William J. Ruckelshaus
Name:	William J. Ruckelshaus
Title:	President and Chief Executive Officer

InfoSpace LLC

By:	/s/ Eric Emans
Name:	Eric Emans
Title:	Vice President and Treasurer

EXECUTIVE

/s/ Michael Glover
Michael Glover

2